Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-227524
September 25, 2018


4¢ Transcription
Clinical & Business Analytics
ePrescribing App
Revenue Cycle Management
mHealth
Lab Connectivity
EHR
Electronic Health Record
WEB
Customized Practice Website
Patient Engagement
Practice Management
Real-Time Verification
Real-Time Adjudication
Care Coordination

Medical Transcription Billing, Corp.

(NASDAQ: MTBC, MTBCP)

Corporate Presentation – September 2018

For more information, please contact:
Bill Korn | Chief Financial Officer
732-873-5133 x 133
bkorn@mtbc.com

Statement about Free Writing Prospectus

The issuer has filed a registration statement with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of Medical Transcription Billing, Corp. (the "Company"), registered in a Registration Statement on Form S-1 (the "Registration Statement"), Commission File No. 333-227524. This free writing prospectus should be read together with the Registration Statement and the prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315218013723/forms-1.htm

You may also access the Company's annual reports, quarterly and current reports, proxy statements and other information on the SEC website through the following link:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001582982&type=&dateb=&owner=exclude&count=100

Before you invest, you should read the Registration Statement, the prospectus and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the entire prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “goals”, “intend”, “likely”, “may”, “plan”, “potential”, “predict”, “project”, “will” or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include our ability to:

- Manage our growth, including acquiring, partnering with, and effectively integrating the recent acquisition of Orion Healthcorp, Inc. and other acquired businesses into our infrastructure;
- Retain our clients and revenue levels, including effectively migrating new clients and maintaining or growing the revenue levels of our new and existing clients;
- Maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;
- Keep pace with a rapidly changing healthcare industry;
- Consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules, laws and contracts;
- Maintain and protect the privacy of confidential and protected Company, client and patient information;
- Protect and enforce intellectual property rights;
- Attract and retain key officers and employees, who are critical to our ongoing operations, growing our business and continuing to improve profitability;
- Comply with covenants contained in our credit agreement with our senior secured lender, Silicon Valley Bank and other future debt facilities;
- Compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have; and;
- Keep and increase market acceptance of our products and services.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	$25,000,000
Use of Proceeds	Working Capital, general corporate purposes, and growth initiatives, including potential future acquisitions
Placement Agents	• H.C. Wainwright & Co. • Boenning & Scattergood • Chapin Davis Investments

MTBC Investment Highlights

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions and related business services to healthcare providers

Completed and integrated 12 acquisitions since our IPO in July 2014

Positive adjusted EBITDA for last 5 quarters


Rapid growth: 36% CAGR over 5 years
Profitable, generating positive cash from operations
Healthcare information technology company
Scalable, cost-efficient model with recurring revenue
Large, highly fragmented market

Proprietary, fully integrated, SaaS and service solution

Cloud-based software and cost-effective global team

Consolidator in the highly fragmented healthcare IT market

MTBC – Recent News



$7.4 million Series A Preferred Stock

November 2015
July 2016

October 2016

Largest acquisition pre-Orion

MediGain



Enhanced MTBC Patient portal app

May 2017

June 2017

Initial launch of talkEHR

talkEHR™ The Next Frontier



30% revenue growth, record EBITDA, adjusted net income

Jan-December 2017

June 2017 – April 2018

Nasdaq

$29 million additional Series A Preferred Stock

$5 million revolving line of credit, increased to $10 million in Sept. 2018

svb Silicon Valley Bank

October 2017

July 2018

Launched first phase of Artificial Intelligence features supported by Allison, a voice-activated virtual assistant



ORION HEALTHCORP

Largest acquisition to date

July 2018

MTBC Equity Snapshot as of September 25, 2018

Common Stock

- Nasdaq: MTBC
- Outstanding: 11,829,758
- Current price: $4.94
- Market cap: $58.4 million
- Share structure:
  - Fully diluted: 13,543,025
  - Public float: 5,902,471
  - **Insiders: 50.1%**

Series A Preferred

- Nasdaq: MTBCP
- Outstanding: 1,536,289
- Current price: $27.75
- Equity value: $42.6 million
- Dividend: 11% of par value ($25.00), paid monthly
- Redeemable after Nov. 2020
- Non-convertible

Experienced Leadership Team



Mahmud Haq

Founder and Executive Chairman

- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months during 1998 – 1999, growing revenue from $87 million at the time of IPO to a run rate of ~$180 million at the time Compass was acquired by NCO Group, Inc. (Nasdaq: NCOG)
- Held various senior positions at American Express Company (NYSE: AXP) for 12 years including VP of Global Risk Mgmt.
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University



Stephen Snyder

Chief Executive Officer and Director

- Joined MTBC in 2005. Formerly served as VP / General Counsel, COO and President
- Attorney for 17 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association and various healthcare industry publications
- J.D. Rutgers School of Law – senior editor of law journal



Bill Korn

Chief Financial Officer

- Joined MTBC in 2013
- Former CFO of Antenna Software, Inc. from 2002 – 2012, where he completed 5 acquisitions and was a key contributor to growing the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years. Part of the senior management team that created IBM's highly successful services strategy in the 1990's
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School



A. Hadi Chaudhry

President

- Joined MTBC in 2002. Formerly served as Manager of IT, General Manager, Chief Information Officer, and VP of Global Operations
- Extensive healthcare IT experience
- Served in various roles in the banking and IT sector prior to joining MTBC
- BS in Mathematics and Statistics and holds numerous information technology certifications

Distinguished Board of Directors



Howard Clark Jr.

- Former CFO of American Express Company (NYSE: AXP)
- Former CEO, Chairman and Vice Chairman of Shearson Lehman and Vice Chairman of Barclays Capital



Anne Busquet

- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive Services and New Businesses Division



John Daly

- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers



Cameron Munter

- President and CEO of the East-West Institute
- Former U.S. Ambassador to Pakistan and U.S. Deputy Chief of Mission to Poland

Management plus board members own approximately 50% of MTBC's common stock

Industry Drivers

MTBC A Unique Healthcare® IT Company .com

Healthcare Reform

Increases complexity and uncertainty, driving increased demand for MTBC's services

EHR Consolidation

Majority of EHR companies lack the scale and integrated RCM solution to remain competitive in the evolving market


EHR

MACRA & MIPS

Requires providers to leverage technology and expertise like MTBC's to optimize reimbursement

RCM Consolidation

Majority of RCM companies lack the technology and scale to remain competitive in the evolving market

MTBC's technology offers healthcare providers a cost-effective, single-sourced vendor to meet the requirements of a changing regulatory landscape while simultaneously lowering costs

Market Opportunity

The North American EHR / RCM industry represents a $26+ billion opportunity, growing 12% per year

athenahealth, Inc. (Nasdaq: ATHN) is the largest market participant with a market share of less than 5%


Market opportunity:
$26+ billion
Largest participant:
5% market share
70% of physicians in 1 to 10 provider practices

Two target market segments:

- Smaller practices: MTBC's turnkey technology platform with integrated RCM
- Larger practices: MTBC's customized solutions, integrated with MTBC's or third-party EHR

MTBC's Competitive Advantage

Integrated Solution



mHealth
Mobile Health
talkEHR™
We Understand
Electronic Health Records
.com
Group Purchasing Organization
Revenue Cycle Management
Practice Management

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Team

- Hundred of U.S.-based team members with healthcare industry knowledge and expertise
- ~2,000 English-speaking, college educated, employees in Pakistan and Sri Lanka, where the labor costs are significantly less than in the U.S. or India
- Approximately 300 dedicated technology professionals
- Nominated for U.S. Secretary of State's Award for Corporate Excellence

Growth Strategy

Acquisitions

Acquire RCM companies and complementary businesses

Migrate customers to MTBC's team and MTBC's technology or integrate with third parties

Leverage efficiency and lower costs to grow adjusted EBITDA

There are ~1,500 RCM companies, none with greater than 5% market share

Organic Growth

Other leading vendors

Channel partnerships

Integration

Historical spending < 4% of revenue

Traditional sales and marketing

Focus on cross-selling post-Orion

Orion: Our Largest Acquisition to Date

- July 1, 2018 closing
- $12.6 M cash purchase price
- Offices in 7 states
- ~330 U.S. employees

Estimated Annualized Revenue: ~$30 M



RCM
PM
GPO

Revenue Cycle Management ("RCM")	Practice Management ("PM")	Group Purchasing Organization ("GPO")
• Traditional physician RCM • Niche hospital RCM offerings • ~150 RCM customers	• Long-term management service agreements • We manage all business operations of practices • 3 pediatric groups in OH and IL	• Vaccine discounts with pharmaceutical manufacturers • We generate referral fees for purchased vaccines • ~4 K active providers

Orion represents our largest acquisition of RCM relationships to date, while also expanding our service offerings to include growth areas in niche hospital services, PM and GPO.

MediGain – Successful Integration 2016 – 2017

Gain Insight. Maximize Profit.

- Accretive in 2017
- Purchased at Significant Discount
- Added Talented Team Members
- $10+ Million in Annual Revenues



MediGain Expenses
$ Millions
$7
$6
$5
$4
$3
$2
$1
-
Q3 2016 (Prior to Acquisition)
Q4 2016
Q1 2017
Q2 2017
Q3 2017
Q4 2017

Reduced monthly **operating expenses by 62%** during first year, leveraging technology, eliminating subcontractors, reducing facility costs and utilizing our global team

Revenue Growth


($ in millions)
$50
$40
$30
$20
$10
-
CAGR: 36%
$10.5
$18.3
$23.1
$24.5
$31.8
$49-50
2013
2014
2015
2016
2017
2018 Guidance
2018
Range
2H Guidance
1H Actual

REVENUE DETAILS (STARTING Q3 2018):

1) **73%** from revenue cycle management and related services
2) Approximately **18%** from practice management services
3) Remaining **9%** from ancillary services, including group purchasing organization, transcription, coding, consulting, EDI, printing and I/T services

Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Adjusted EBITDA



($ in millions)
$4.0-5.0
$5.0
$4.0
$3.0
$2.0
$1.0
-
($1.0)
$2.3
($0.7)
($0.6)
2015
2016
2017
2018 Guidance
2018
Range
2H Guidance
1H Actual

($ in thousands)

	2015	2016	2017	1H 2018
GAAP net (loss) income	$ (4,688)	$ (8,797)	$ (5,565)	$ 270
Provision for income taxes	138	197	68	98
Net interest expense	262	646	1,307	113
Foreign exchange / other expense	(170)	53	(249)	(332)
Stock-based compensation	629	1,928	1,487	537
Depreciation and amortization	4,599	5,108	4,300	1,151
Integration, transaction and restructuring costs	341	976	791	651
Change in contingent consideration	(1,786)	(716)	152	43
Adjusted EBITDA	**$ (675)**	**$ (605)**	**$ 2,291**	**$ 2,531**

NOTES:

1) Adjusted EBITDA has been positive every quarter since Q2 2017
2) As we integrated the MediGain acquisition, we achieved **$2.3 million** of adjusted EBITDA in 2017
3) We generated **$2.5 million** of adjusted EBITDA during the first half of 2018
4) Our adjusted EBITDA **is anticipated to remain positive** during the second half of 2018 even prior to generating additional operating efficiencies from integrating Orion's operations

Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Balance Sheet


$ Millions
$35
$30
$25
$20
$15
$10
$5
$-
2017 Assets
2017 Liab. & Equity
June 2018 Assets
June 2018 Liab. & Equity
Pro Forma June 2018 Assets
Pro Forma June 2018 Liab. & Equity
Post-Acquisition
Cash
AR
PP&E
Goodwill & intangibles
Other assets
A/P
Accruals
Div. payable and other liabilities
ST debt
LT debt
Equity

During 2017 we:

- **Repaid $9.3 M** of loans from Opus Bank two years before maturity and paid Prudential **$5.3 M** for the acquisition of assets of MediGain
- Ended the year with **$4.4 M of cash** and virtually no debt
- Secured a **$5 M line of credit** with Silicon Valley Bank

During 2018 we:

- Sold additional 420,000 shares of our non-convertible Series A Preferred Stock, **raising net proceeds of $9.4 M**
- Purchased assets of Orion Healthcorp for **$12.6 M on July 1, 2018**
- Increased SVB line of credit to **$10 million** after the Orion acquisition

For More Information

Our Prospectus — https://www.sec.gov/Archives/edgar/data/1582982/000149315218013723/forms-1.htm

Our Corporate Website — www.mtbc.com

Our Investor Relations page — ir.mtbc.com

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- Interviews with Management

Sign up for Alerts and Press Releases — ir.mtbc.com/email-alerts
(EMAIL ALERTS at bottom of Investor Relations Page)

Investor Inquiries — Bill Korn, CFO
bkorn@mtbc.com


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